Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following description of the common shares of Repare Therapeutics Inc., a corporation organized under the Business Corporations Act (Québec), or the Company, is a summary and does not purport to be complete. This summary is qualified in its entirety by reference to the provisions of Québec law, and the complete text of the Company’s articles of continuance and amended and restated bylaws, which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, of the Company’s Annual Report on Form 10-K to which this description is also an exhibit. The Company encourages you to read that law and those documents carefully.

General

The Company’s share capital consists of an unlimited number of common shares, no par value per share, and an unlimited number of preferred shares, no par value per share.

Description of Common Shares

Voting Rights

Under the Company’s articles of continuance, the holders of common shares are entitled to one vote for each share held at any meeting of the shareholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred shares, the holders of common shares are entitled to receive dividends as and when declared by the Company’s board of directors.

Liquidation

Subject to payments that may be payable to the holders of any then-outstanding preferred shares, in the event of the Company’s liquidation, dissolution or winding-up or other distribution of its assets among the Company’s shareholders, the holders of common shares are entitled to share pro rata in the distribution of the balance of the Company’s assets.

Rights and Preferences

The holders of common shares have no preemptive, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company’s common shares. There is no provision in the Company’s articles of continuance requiring the holders of common shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of common shares are subject to and may be adversely affected by, the rights of the holders of any series of preferred shares that the Company may designate in the future.

Registration Rights

Certain holders of the Company’s common shares are entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the terms of a certain registration rights agreement by and among the Company and certain shareholders. Such shares are referred to as registrable securities. The registration of common shares pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. The registration rights under this registration rights agreement will expire no later than June 23, 2023, or with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three-month period.

The Company will pay the registration expenses, other than underwriting fees, selling commissions and share transfer taxes, of the shares registered pursuant to such registration rights. Expenses relating to underwriting fees, selling commissions and share transfer taxes for the shares registered will be borne by the Company and the participating holders in proportion to the number of common shares sold by each, or, as between the participating holders, as such participating holders may otherwise agree.

The registration rights agreement contains customary cross-indemnification provisions, pursuant to which the Company is obligated to indemnify the selling shareholders in the event of material misstatements or omissions in the registration statement attributable to the Company, and the selling shareholders are obligated to indemnify the Company for material misstatements or omissions in the registration statement attributable to them.

Choice of Forum

The Company’s amended and restated bylaws provide that the courts of the Province of Québec and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on the Company’s behalf; (ii) any action or proceeding asserting a claim for breach of a fiduciary duty owed to the Company by any of its directors, officers or other employees; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act (Québec) or the Company’s articles or by-laws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the Company’s affairs, provided that, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Company’s amended and restated bylaws further provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. It is possible that a court of law could rule that the choice of forum provision contained in the Company’s amended and restated bylaws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common shares is Computershare Investor Services Inc. The transfer agent’s address is 1500 Robert-Bourassa Boulevard, 7th Floor, Montréal, Québec H3A 3S8.

Nasdaq Global Select Market Listing

The Company’s common shares are listed on the Nasdaq Global Select Market under the symbol “RPTX.”

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